Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 13, 2019, relating to the consolidated financial statements and consolidated financial statement schedule of Power Integrations, Inc. and subsidiaries (collectively, the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
San Jose, California
July 25, 2019